Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

JBT Corporation Reports Third Quarter 2023 Results

Third Quarter Highlights from Continuing Operations: (Comparisons are to the prior year period)
◦Income from continuing operations of $31 million and earnings per share of $0.95 both increased 19 percent
◦Adjusted EBITDA from continuing operations of $66 million increased 9 percent
◦Adjusted earnings per share from continuing operations of $1.11 increased 16 percent
◦Backlog of $689 million and orders of $398 million increased 4 percent and 14 percent, respectively
◦Completed the sale of AeroTech on August 1, 2023, realizing a pre-tax book gain of $588 million

CHICAGO, October 24, 2023 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the third quarter of 2023.

"During the third quarter, we achieved strong margins and double-digit, year-over-year growth in orders," said Brian Deck, President and Chief Executive Officer. "The demand environment is showing signs of improvement in Europe and Asia, and healthier dynamics in the poultry end markets are expected to translate to better order activity. Additionally, with the completion of the AeroTech sale, we have a strong balance sheet and ample liquidity to continue to execute on our Elevate 2.0 strategic priorities."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

Third Quarter 2023 Results

"We continued to deliver solid year-over-year improvement in profitability as a result of our pricing actions, restructuring program, and supply chain efforts," said Matt Meister, Executive Vice President and Chief Financial Officer. "We achieved a quarterly free cash flow conversion of greater than 100 percent, and moving forward, we expect that conversion rate to be more stable as a pure-play business."

AeroTech's financial results were transitioned to discontinued operations beginning in the second quarter of 2023, and prior period financial results have been recast accordingly. The below paragraphs reflect JBT's results from continuing operations.

Third quarter 2023 revenue of $404 million increased 1 percent year over year driven by 3 percent growth from acquisitions, which was partially offset by a 2 percent decline in organic revenue. Income from continuing operations of $31 million increased 19 percent. Adjusted EBITDA from continuing operations of $66 million increased 9 percent, and the adjusted EBITDA margin of 16.4 percent increased 120 basis points.

During the third quarter, JBT incurred $6 million of expense and realized approximately $3.5 million in savings related to its ongoing restructuring program. Diluted earnings per share (EPS) from continuing operations of $0.95 increased 19 percent, and adjusted EPS from continuing operations of $1.11 increased 16 percent. Included in the third quarter 2023 EPS was a $0.09 discrete tax benefit. Orders were $398 million, an increase of 14 percent, and backlog of $689 million increased 4 percent.

JBT generated year to date operating cash flow from continuing operations of $96 million. Year to date free cash flow was $62 million. As a result of JBT's strong cash flow and the proceeds from the sale of AeroTech, the leverage ratio at the end of the quarter was 0.5x net debt to trailing twelve months adjusted EBITDA from continuing operations.

2023 Outlook for Continuing Operations

JBT is updating and narrowing its guidance for full year 2023 based on the fourth quarter outlook and year-to-date performance.

	Guidance	Guidance
$ millions except EPS	Q4 2023	FY 2023
Revenue growth (year over year)	0 - 4%	4.5 - 5.5%
Income from continuing operations	$39 - $43	$113 - $117
Adjusted EBITDA(1)	$73 - $79	$265 - $271
Adjusted EBITDA margin	16.5 - 17.0%	16.0 - 16.25%
GAAP EPS	$1.20 - $1.35	$3.50 - $3.65
Adjusted EPS(1)	$1.25 - $1.40	$3.95 - $4.10

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

For the fourth quarter of 2023, JBT expects to earn interest income of approximately $2.5 million. Additionally, JBT expects to incur approximately $1.5 million in restructuring costs, $1 million in LIFO expense, and $0.5 million in M&A related costs. The tax rate is expected to be 22 - 23 percent, which is prior to any discrete items.

Third Quarter 2023 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Wednesday, October 25, 2023, to discuss third quarter 2023 results. Participants may access the conference call through online registration at https://conferencingportals.com/event/OCZuDEaG. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT designs, produces and services sophisticated products and systems for a broad range of end markets, generating roughly one-half of its annual revenue from recurring parts, service, rebuilds, and leasing operations. JBT employs approximately 5,100 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. These forward-looking statements include, among others, statements relating to our business and our results of operations, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; including impacts from supply chain delays and reduced material or component availability; inflationary pressures, including increases in energy, raw material, freight, and labor costs; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; acts of terrorism or war, including the ongoing conflicts in Ukraine and the Middle East; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; a systemic failure of the banking system in the United States or globally impacting our customers' financial condition and their demand for our goods and services; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in JBT’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

JBT provides non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, JBT provides a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

Investors & Media:

Kedric Meredith
(312) 861-6034
kedric.meredith@jbtc.com

Marlee Spangler
(312) 861-5789
marlee.spangler@jbtc.com

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$403.6	$398.8	$1,219.8	$1,149.1
Cost of sales	259.7	263.3	797.6	765.1
Gross profit	143.9	135.5	422.2	384.0
Gross profit %	35.7%	34.0%	34.6%	33.4%

Selling, general and administrative expense	101.5	99.2	305.6	291.3
Restructuring expense	6.4	1.5	9.7	2.9
Operating income	36.0	34.8	106.9	89.8
Operating income %	8.9%	8.7%	8.8%	7.8%

Pension expense, other than service cost	0.2	0.1	0.6	0.1
Interest expense, net	0.9	3.2	14.5	7.1
Income from continuing operations before income taxes	34.9	31.5	91.8	82.6
Income tax provision	4.3	5.8	17.1	11.3
Equity in net earnings of unconsolidated affiliate	(0.1)	—	(0.1)	—
Income from continuing operations	30.5	25.7	74.6	71.3
Income from discontinued operations, net of taxes	437.1	8.5	449.6	21.9
Net income	$467.6	$34.2	$524.2	$93.2

Basic earnings per share from:
Continuing operations	$0.95	$0.80	$2.33	$2.23
Discontinued operations	13.65	0.27	14.05	0.68
Net income	$14.60	$1.07	$16.38	$2.91

Diluted earnings per share from net income from:
Continuing operations	$0.95	$0.80	$2.32	$2.22
Discontinued operations	13.59	0.27	14.00	0.68
Net income	$14.54	$1.07	$16.32	$2.90

Weighted average shares outstanding:
Basic	32.0	32.0	32.0	32.0
Diluted	32.2	32.1	32.1	32.1

Other business information from continuing operations:
Inbound orders	$398.0	$348.5	$1,249.4	$1,155.9
Orders backlog			$689.2	$662.0

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Income from continuing operations	$30.5	$25.7	$74.6	$71.3
Non-GAAP adjustments
Restructuring related costs(1)	6.4	1.5	9.7	3.1
M&A related costs(2)	—	4.4	3.6	8.9
LIFO expense	0.9	1.1	2.7	1.7
Impact on tax provision from Non-GAAP adjustments(3)	(1.9)	(1.8)	(4.2)	(3.6)
Adjusted income from continuing operations	$35.9	$30.9	$86.4	$81.4

Income from continuing operations	$30.5	$25.7	$74.6	$71.3
Total shares and dilutive securities	32.2	32.1	32.1	32.1
Diluted earnings per share from continuing operations	$0.95	$0.80	$2.32	$2.22

Adjusted income from continuing operations	$35.9	$30.9	$86.4	$81.4
Total shares and dilutive securities	32.2	32.1	32.1	32.1
Adjusted diluted earnings per share from continuing operations	$1.11	$0.96	$2.69	$2.54

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each period shown.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited and in millions)

	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Income from continuing operations	$30.5	$27.7	$16.4	$29.7	$25.7
Income tax provision	4.3	8.4	4.4	4.0	5.8
Interest expense, net	0.9	7.1	6.5	5.5	3.2
Depreciation and amortization	23.1	23.5	22.7	20.8	18.8
EBITDA from continuing operations	58.8	66.7	50.0	60.0	53.5
Restructuring related costs(1)	6.4	2.5	0.8	4.2	1.5
Pension expense, other than service cost	0.2	0.2	0.2	(0.1)	0.1
M&A related costs(2)	—	1.1	2.5	2.7	4.4
LIFO expense	0.9	0.9	0.9	1.9	1.1
Adjusted EBITDA from continuing operations	$66.3	$71.4	$54.4	$68.7	$60.6

Total revenue	$403.6	$427.7	$388.5	$441.2	$398.8
Adjusted EBITDA %	16.4%	16.7%	14.0%	15.6%	15.2%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe that adjusted EBITDA is useful to investors as a measure of the Company’s operational performance and a way to evaluate and compare operating performance against peers in the Company's industry.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$401.7	$71.7
Marketable securities	125.0	—
Trade receivables, net of allowances	259.9	265.6
Inventories	226.7	239.8
Other current assets	78.3	75.8
Current assets of discontinued operations	—	216.1
Total current assets	1,091.6	869.0
Property, plant and equipment, net	245.1	245.4
Other assets	1,352.1	1,383.3
Non-current assets of discontinued operations	—	85.8
Total assets	$2,688.8	$2,583.5

Liabilities and Stockholders' Equity
Short-term debt	$—	$0.6
Accounts payable, trade and other	121.3	170.6
Advance and progress payments	169.8	173.7
Other current liabilities	293.2	157.8
Current liabilities of discontinued operations	—	117.8
Total current liabilities	584.3	620.5
Long-term debt, less current portion	645.8	977.3
Accrued pension and other post-retirement benefits, less current portion	18.3	32.0
Other liabilities	67.3	79.9
Non-current liabilities of discontinued operations	—	11.1

Common stock and additional paid-in capital	222.1	215.7
Retained earnings	1,365.6	851.3
Accumulated other comprehensive loss	(214.6)	(204.3)
Total stockholders' equity	1,373.1	862.7
Total liabilities and stockholders' equity	$2,688.8	$2,583.5

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended September 30,
	2023	2022
Cash flows from continuing operating activities
Income from continuing operations	$74.6	$71.3

Adjustments to reconcile income to cash provided by operating activities
Depreciation and amortization	69.3	55.4
Stock-based compensation	7.1	6.4
Other	9.4	7.9

Changes in operating assets and liabilities
Trade accounts receivable, net	2.3	(23.5)
Inventories	7.9	(62.5)
Accounts payable, trade and other	(43.6)	19.6
Advance and progress payments	(0.2)	17.1
Other - assets and liabilities, net	(31.2)	(4.7)
Cash provided by continuing operating activities	95.6	87.0

Cash flows from continuing investing activities
Proceeds from sale of AeroTech, net	793.2	—
Acquisitions, net of cash acquired	(0.1)	(329.7)
Capital expenditures	(46.2)	(63.3)
Purchase of Marketable Securities	(125.0)	—
Other	(9.2)	0.9
Cash provided by (required by) continuing investing activities	612.7	(392.1)

Cash flows from continuing financing activities
Net payments for domestic credit facilities	(340.1)	312.4
Proceeds from settlement of cross currency swaps	5.8	—
Dividends	(9.7)	(9.8)
Other	(1.7)	(4.0)
Cash (required by) provided by continuing financing activities	(345.7)	298.6

Net increase (decrease) in cash and cash equivalents from continuing operations	362.6	(6.5)
Net cash required by discontinued operations	(31.4)	(14.8)
Effect of foreign exchange rate changes on cash and cash equivalents	(2.6)	(4.9)
Net increase (decrease) in cash and cash equivalents	328.6	(26.2)

Cash and cash equivalents from continuing operations, beginning of period	71.7	76.9
Add: Cash and cash equivalents from discontinued operations, beginning of period	1.4	1.9
Add: Net increase (decrease) in cash and cash equivalents	328.6	(26.2)
Less: Cash and cash equivalents from discontinued operations, end of period	—	(1.8)
Cash and cash equivalents from continuing operations, end of period	$401.7	$50.8

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Nine Months Ended September 30,
	2023	2022
Cash provided by continuing operating activities	$95.6	$87.0
Less: capital expenditures	46.2	63.3
Plus: proceeds from disposal of assets	1.2	0.9
Plus: pension contributions	11.2	2.9
Free cash flow (FCF)	$61.8	$27.5

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For free cash flow purposes, we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q3 2023	Q4 2022	Q3 2022	PYE	PY
Total debt	$645.8	$977.9	$979.8	$(332.1)	$(334.0)
Cash and marketable securities(1)	(526.7)	(71.7)	(50.8)	(455.0)	(475.9)
Net debt	$119.1	$906.2	$929.0	$(787.1)	$(809.9)

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q3 2023
Total debt	$645.8
Cash and marketable securities(1)	(526.7)
Net debt	119.1
Other items considered debt under the credit agreement	18.6
Consolidated total indebtedness(2)	$137.7

Trailing twelve months Adjusted EBITDA from continuing operations	260.8
Other adjustments net to earnings under the credit agreement	(1.0)
Consolidated EBITDA(2)	$259.8

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	0.5

Total net debt to trailing twelve months Adjusted EBITDA from continuing operations	0.5

(1) As of Q3 2023, this balance includes Cash of $401.7 million and Marketable securities of $125.0 million.

(2) As defined in the credit agreement.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q4 2023	Full Year 2023
Diluted earnings per share from continuing operations	$1.20 - $1.35	$3.50 - $3.65
Non-GAAP adjustments
Restructuring related costs(1)	0.04	0.32
M&A related costs(2)	0.01	0.15
LIFO expense(3)	0.02	0.12
Impact on tax provision from Non-GAAP adjustments(4)	(0.02)	(0.14)
Adjusted diluted earnings per share from continuing operations	$1.25 - $1.40	$3.95 - $4.10

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA GUIDANCE
(Unaudited and in millions)
	Guidance	Guidance
	Q4 2023	Full Year 2023
Income from continuing operations	$39.0 - $43.0	$113.0 - $117.0
Income tax provision(4)	11.5 - 12.5	29.0 - 30.0
Interest expense, net	~(2.5)	~12.0
Depreciation and amortization	~22.5	~92.0
EBITDA from continuing operations	70.5 - 75.5	246.0 - 251.0
Restructuring related costs(1)	~1.5	~11.0
Pension expense, other than service cost	—	~1.0
M&A related costs(2)	~0.5	~4.0
LIFO expense(3)	~1.0	3.0 - 4.0
Adjusted EBITDA from continuing operations	$73.0 - $79.0	$265.0 - $271.0

(1) Restructuring related costs is estimated to be $1 to $2 million and approximately $11 million for the fourth quarter and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.2 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be $0 to $1 million and approximately $4 million for the fourth quarter and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.2 million total shares and dilutive securities to derive earnings per share.

(3) LIFO expense is estimated to be approximately $1 million and $3 to $4 million for the third quarter 2023 and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.2 million total shares and dilutive securities to derive earnings per share.

(4) Impact on tax provision was calculated using the Company's effective tax rate of approximately 22 to 23%.